Exhibit 4.5

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [●], 20[●].

STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT made as of the [●] day of [●], 20[●].

BETWEEN:

SOL STRATEGIES INC.

(herein called the “Company”),

OF THE FIRST PART,

- and -

[●]

(herein called the “Optionee”),

OF THE SECOND PART,

WHEREAS the Company has adopted a stock option plan (such plan as amended from time to time being hereinafter called the “Plan”), a copy of which Plan as constituted on the date hereof has been provided to the Optionee;

AND WHEREAS the Optionee is an Eligible Person (as such term is defined in the Plan) of the Company or a subsidiary of the Company;

AND WHEREAS the Company has agreed to grant an option to the Optionee upon the exercise of which the Optionee may acquire common shares in the capital stock of the Company;

NOW THEREFORE the parties hereto agree as follows:

1.	Definitions - In this Option Agreement, capitalized terms used herein are not defined herein shall have the meanings assigned thereto in the Plan.

2.	Grant and Terms of Option - The Company hereby grants to the Optionee, subject to the terms and conditions of the Plan and is hereinafter set out, an option to purchase [●] common shares in the capital of the Company (hereinafter called the “Option Shares”) at the price of $[●] (Canadian funds) per Option Share (the “Exercise Price”), the said option to terminate at [●] p.m. (Toronto time) on [●], 20[●] (hereinafter called the “Expiry Date”).

3.	Vesting of Option - [●] options hereby granted shall vest in [●] over a period of [●] years from the date of grant.

4.	Method of Exercising Option - The option hereby granted shall be exercisable by the Optionee in accordance with the Plan and the terms and provisions hereof. The option shall be exercisable by the Optionee (a) delivering to the Company an executed notice in the form of Schedule I hereto specifying the number of Shares in respect of which the option is exercised; (b) paying in full the Exercise Price for each such Share; and (c) surrendering this Option Agreement to the Corporation. Upon notice and payment there will be a binding contract for the issue of the Shares in respect of which the option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to the Corporation in amount of aggregate Exercise Price shall constitute payment of the Exercise Price unless the cheque is not honored upon presentation in which case the option shall not have been validly exercised.

5.	Partial Exercise - In the event of a partial exercise of the option hereby granted prior to the Expiry Date, the Optionee shall be entitled to receive a replacement Option Agreement for the unissued Option Shares represented by this Option Agreement, in which case the Company and the Optionee shall execute and deliver to the other the replacement Option Agreement.

6.	Compliance with Securities Law - The Optionee agrees, unless otherwise notified by the Company, that:

(a)	no sales or transfer of any or all of the Option Shares will be made except pursuant to an opinion of counsel satisfactory to the Company to the effect that such sales or transfer will not result in the violation of applicable securities laws; and

(b)	the Company may cause the certificates representing the Option Shares to bear a legend referring to transfer restrictions and the Company may issue to its transfer agent “stop transfer” instructions with respect to the Option Shares.

7.	Adoption of the Stock Option Plan - The Optionee acknowledges and agrees that this Option Agreement shall be subject to the provisions of the Plan, the terms of which are hereby adopted by reference. For certainty, it is agreed and acknowledged that the Plan may be amended from time to time at the sole discretion of the Company and the Option Agreement shall be subject to the provisions of such amended Plan. In the event of any inconsistency between the terms or provisions of this Option Agreement and those of the Plan, the terms and provisions of the Plan shall govern. The Optionee further acknowledges that all decisions and interpretations of the board of directors of the Company respecting this Option Agreement or the Plan pursuant to which this Option is granted shall be conclusive and binding on all holders of options granted thereunder.

8.	Bona Fides - The Company and Optionee jointly represent and warrant that, if the Optionee is an Employee, Consultant or Management Company Employee (as these terms are defined in the Plan) of the Company or a subsidiary of the Company, the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Company or of a subsidiary of the Company.

9.	Non-assignability - The Optionee shall not be entitled to assign this Option Agreement nor any of the options or other rights or benefits provided for herein.

10.	Time of the Essence - Time shall be of the essence of this Option Agreement.

11.	Successor of the Company - This Option Agreement shall be binding upon any successor or successors of the Company.

12.	Acknowledgement – Personal Information - The Optionee acknowledges and agrees that the Company will provide certain Personal Information to the Canadian Securities Exchange (“CSE”) and consents to the use and disclosure of Personal Information by the CSE for any purpose required by the CSE, from time to time. For the purposes of this Option Agreement “Personal Information” means any information about an identifiable individual, and includes the information contained in the Form 11 filed with the CSE in connection with the grant of the stock options referred to in this Option Agreement.

[Signature page follows]

IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto.

SOL STRATEGIES INC.

Per:
Authorized Signing Officer

[●]

SCHEDULE “I”

TO:      SOL STRATEGIES INC. (the “Company”)

NOTICE OF EXERCISE OF OPTION

The undersigned Optionee hereby subscribes for _______________ common shares of the Company (or such number of common shares or other securities to which such Option Agreement entitles the undersigned in lieu thereof or in addition thereto under the provisions of such Option Agreement) pursuant to the within Option Agreement at $[●] per share for an aggregate subscription amount of $____________ (the “Aggregate Exercise Price”) on the terms specified in the said Option Agreement and encloses herewith a cheque or money order payable to the order of the Company in payment of the Aggregate Exercise Price.

The undersigned hereby directs that the said securities be registered as follows:

Name in Full	Address

DATED at_______________________________________,___________________ this_______________ day of _______________________, 20____.

Name of Optionee

Signature of Optionee